Exhibit 99.11

EVANS & EVANS, INC.

400 BURRARD STREET
SUITE 1610
VANCOUVER, BRITISH COLUMBIA
CANADA, V6C 3A6

Tel:	(604) 408-2222
Fax:	(604) 408-2303
www.evansevans.com

CONSENT OF EVANS & EVANS, INC.

We hereby consent to the use of our opinion letter dated June 29, 2009 to the Board of Directors of Neuromed Pharmaceuticals Inc. (“Neuromed”), included as Appendix I to Neuromed’s and CombinatoRx, Incorporated’s joint proxy statement/prospectus that forms part of the registration statement on Form S-4 relating to the proposed merger of CombinatoRx, Incorporated and Neuromed and to the references to such opinion therein.

EVANS & EVANS, INC.

/s/ Evans & Evans

September 11, 2009